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                                                                    EXHIBIT 21.1


List of Subsidiaries

Bay Area Cable Television, Inc.
IRPC - Arizona, Inc.
IRPC Texas, - Ventana, Inc.
IRPC Texas, Inc.
OpTel (Arizona) Telecom, Inc.
OpTel (California) Telecom, Inc.
OpTel (Colorado) Telecom, Inc.
OpTel (Florida) Telecom, Inc.
OpTel (Illinois) Telecom, Inc.
OpTel (Texas) Telecom, Inc.
Phonoscope Entertainment, Inc.
Phonoscope Village Cable, Inc.
Richey Pacific Cable Vision, Inc.
Sunshine Television Entertainment, Inc.
TA V GP Holdings Corp.
Tara Communication Systems, Inc.
TVMAX Communications (Texas), Inc.
TVMAX Telecommunications, Inc.
OpTel (Illinois), L.P.
Richey Pacific Cable Partners V, L.P.
Richey Pacific Cable Partners VI, L.P.
Richey Pacific Cable Partners VII, L.P.